Exhibits 10.4

AGREEMENT AND GENERAL RELEASE

TRAVEL + LEISURE CO. (formerly known as Wyndham Destinations, inc.) and its affiliates and subsidiaries, including but not limited to RCI, LLC (the “Company") and OLIVIER CHAVY, (hereinafter collectively with his/her heirs, executors, administrators, successors and assigns, “CHAVY"), mutually desire to enter into this Agreement and General Release, dated February 13, 2024, (the “Agreement Date”), and agree that:

            The terms of this Agreement and General Release are the products of mutual negotiation and compromise between CHAVY and the Company; and

           CHAVY fully understands the meaning, effect and terms of this Agreement and General Release; and

           CHAVY is hereby advised, in writing, by the Company that he/she should consult with an attorney prior to executing this Agreement and General Release; and

           CHAVY is being afforded at least sixty (60) days from the date CHAVY receives this Agreement and General Release to consider the meaning and effect of this Agreement and General Release; provided that CHAVY understands and agrees that CHAVY cannot execute this Agreement and General Release prior to the Last Date of Employment (as defined below); and

           CHAVY understands that he/she may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he/she executes this Agreement and General Release, and this Agreement and General Release shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred prior to expiration of the revocation period.  Any revocation within this period must be submitted, in writing, to the Company and state, "I hereby revoke my acceptance of the Agreement and General Release."  Said revocation must be personally delivered, mailed, emailed or faxed to the Company or its designee, and in each case, received by the Company within seven (7) calendar days of execution of this Agreement and General Release; otherwise, the effective date of this Agreement and General Release shall be the 8th calendar day after CHAVY executes this Agreement and General Release or his Last Day of Employment as defined below, whichever is later (“Effective Date”); and

           CHAVY has carefully considered other alternatives to executing this Agreement and General Release.

            THEREFORE, CHAVY and the Company, for the full and sufficient consideration set forth below, agree as follows:

            1.         CHAVY agrees to remain employed in good standing with RCI, LLC through the last day of employment on February 20, 2024, subject to change by the Company (“Last Date of Employment” or “Termination Date”). Effective as of February 20, 2024, CHAVY acknowledges he shall cease serving as an officer, director or fiduciary of the Company and any Company-related entity. Other than as set forth below and in his Letter Agreement dated February 7, 2019 (“2019 Letter Agreement”), CHAVY shall not be eligible for or entitled to any other compensation or benefits from the Company following the Last Date of Employment.

            2.         In accordance with the 2019 Letter Agreement and in consideration for the execution and non-revocation by CHAVY of this Agreement and General Release and compliance with the promises made herein, the Company agrees:

a.CHAVY will receive the following Severance: $2,403,331.30 in severance pay subject to applicable deductions for taxes, benefits or other amounts required by law. 401(k) contributions will not be deducted from your severance pay. This payment represents 200% of your base salary plus an amount equal to your target annual bonus (the amount referenced in the 2019 Letter Agreement).

This payment is subject to, and contingent upon, your execution and non-revocation of the Agreement and General Release within 60 days following the Last Day of Employment. If this condition is satisfied, such payment will be made in the form of a cash lump sum payment in the first payroll period following the Effective Date.

b.The Company will provide CHAVY with a favorable reference which is truthful and consistent with the performance reviews of CHAVY during his employment with the Company.  General inquiries as to the dates of CHAVY’s employment and his/her most recent job title can be directed to The Work Number at 1-800-996-7566. .  Last salary will be provided if CHAVY has provided a written release for the same.

c.For the avoidance of doubt and except those identified in his Letter Agreement as set forth below, CHAVY is not entitled to any future Company incentive awards or equity rights that may otherwise be provided to officers or employees of the Company after the Agreement Date.

d.To the extent he/she is currently participating therein, CHAVY shall continue to be eligible to participate in the Company’s Officer Deferred Compensation Plan and/or 401(k) Plan up to and including the Last Date of Employment, in accordance with and subject to the terms thereof.

e.CHAVY shall continue to be eligible to participate in the Company health plan in which he/she currently participates through the end of the month in which the Last Date of Employment occurs. Regardless of whether CHAVY signs this Agreement, following the Last Date of Employment, CHAVY may elect to continue health plan coverage in accordance with and subject to the provisions of the Consolidated Omnibus Budget Reconciliation Act or any similar state or local law. Should CHAVY elect to continue his health care coverage after the last day of employment, CHAVY will receive up to eighteen (18) months of health benefits (paid directly by the Company to its benefits provider on your behalf) from the coverage commencement date to the date, if any, on which CHAVY becomes eligible for and enrolls in health and medical benefits from a subsequent employer.

f.Through and until March 1, 2024, CHAVY shall be eligible to continue to use the vehicle provided to him/her through the Company’s executive car lease program in which he/she currently participates, upon the same terms as currently are in effect for him/her. CHAVY shall have the option to purchase the vehicle on March 1, 2024 in accordance with and subject to the terms of such executive car lease program. If CHAVY chooses not to purchase the vehicle, CHAVY shall relinquish the vehicle to the Company’s Human Resources Department on or before March 1, 2024.

    3.    Other than the accelerated vesting referenced in the Letter Agreement and referenced in this Section 3, nothing contained herein shall affect the terms of restricted stock shares previously awarded to CHAVY, if any, previously awarded under the Wyndham Worldwide Corporation 2006 Equity and Incentive Plan, as amended from time to time (“Plan”) which shall continue to be governed under the terms and conditions of the Plan. Attached hereto as Exhibit A is a true, correct and complete list of the foregoing restricted stock shares previously awarded to Chavy and the other long-term incentive awards referenced herein. Except for the foregoing, all other outstanding, unvested award amounts will be forfeited or will hereto All other outstanding, unvested award amounts will be forfeited or will lapse as of CHAVY’S Last Date of Employment.

i.CHAVY will be eligible to vest in and be paid a pro-rata portion of any performance based long-term incentive awards (excluding stock options and stock appreciation rights) that he may hold on February 20, 2024, with such pro-ration based upon the portion of the full performance period during which he was employed by the Company plus twelve (12) months (or, if less, assuming continued employment for the entire performance period remaining after February 20, 2024); provided that the performance goals applicable to the performance-based long-term incentive award are achieved. Payment of any such vested performance-based long-term incentive award will occur at the same time that such performance-based long-term incentive awards are paid to actively-employed employees. generally; and

ii.All long-term incentive awards that are not subject to performance-based vesting and that would have otherwise vested within the twelve (12)-month period following February 20, 2024 will become vested at that time, and any such long-term incentive awards which are stock options or stock appreciation rights will remain outstanding for a period of two (2) years (but not beyond the original expiration date) following February 20, 2024.

               4.       CHAVY understands and agrees that he/she would not receive the Severance referenced in Paragraph 2 above, except for his/her execution and non-revocation of this Agreement and General Release, and the fulfillment of the promises contained herein.

                5.      Subject to Section 7, CHAVY, on behalf of himself/herself and his/her heirs, executors, administrators, successors, and assigns, of his/her own free will, knowingly and voluntarily releases and forever discharges the Company and its affiliates and subsidiaries, and each of its and their past, present and future parent entities, subsidiaries, affiliates, divisions, joint ventures, directors, members, officers, executives, employees, agents, representatives, attorneys and stockholders, and any and all employee benefit plans maintained by any of the above entities and their respective plan administrators, committees, trustees and fiduciaries individually and in their representative capacities, and its and their respective predecessors, successors and assigns (both individually and in their representative capacities) (collectively referred to throughout this Agreement and General Release as the “Released Parties”), of and from any and all actions, causes of action, suits, claims, cross-claims, counter-claims, charges, complaints, controversies, actions, promises, demands, debts, and contracts (whether oral or written, express or implied from any source), of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected (each a “Claim”), which CHAVY ever had, now has or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time CHAVY executes this Agreement and General Release against the Released Parties, including, but not limited to:

a.any and all matters arising out of his/her employment by the Company or any of the Released Parties and the cessation of said employment, and including, but not limited to, any Claims for compensation or benefits, including salary, bonuses, equity awards, severance pay, or vacation pay;

b.arising out of any agreement with any Released Party;

c.arising from or in any way related to awards, policies, plans, programs or practices of any Released Party that may apply to CHAVY or in which CHAVY may participate;

d.any Claims under the National Labor Relations Act (“NLRA”), the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for vested benefits which are not affected by this Agreement and General Release), the Americans With Disabilities Act of 1990, as amended (“ADA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Federal Family and Medical Leave Act (“FMLA”), the Federal Worker Adjustment Retraining Notification Act or any similar state or local law (“WARN”), the Genetic Information Nondiscrimination Act of 2008, the Uniformed Services Employment and Reemployment Rights Act (“USERRA”); and;

e.Florida Civil Rights Act; Florida Whistleblower’s Act; Florida Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim; Florida Wage Discrimination Law; Florida Equal Pay Law; Florida AIDS Act; Florida Discrimination on the Basis of Sickle Cell Trait Law; Florida OSHA; Florida Wage Payment Laws; Florida’s Domestic Violence Leave Law; Florida's Preservation and Protection of the Right to Keep and Bear Arms in Motor Vehicles Act of 2008; and

f.any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, act, statute, code, order, judgment, injunction, ruling, decree, writ, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law Claim having any bearing whatsoever on the terms and conditions and/or cessation of his/her employment with the Company including, but not limited to, any allegations for compensatory damages, punitive or exemplary damages, penalties or liquidated damages, losses, liabilities, costs, fees, or other expenses, including reasonable attorneys' fees, incurred in these matters.

CHAVY understands that CHAVY may later discover Claims or facts that may be different than, or in addition to, those which CHAVY now knows or believes to exist with regards to the subject matter of this Agreement and General Release and the releases in this Paragraph 5, and which, if known at the time of executing this Agreement and General Release, may have materially affected this Agreement and General Release or CHAVY’S decision to enter into it. CHAVY hereby waives any right or Claim that might arise as a result of such different or additional claims or facts.

               6.         CHAVY also acknowledges that CHAVY does not have any current charge against any of the Released Parties pending before any local, state or federal agency regarding his/her employment or termination thereof. CHAVY represents that CHAVY has made no assignment or transfer of any right or Claim covered by this Agreement and General Release and CHAVY agrees that he/she is not aware of any such right or Claim. This Paragraph 6 shall in all respects be subject to Paragraph 15 herein.

7.    Nothing in this Agreement and General Release shall release or impair (a) any right that cannot be waived by private agreement under law, including, but not limited to, any Claims for workers’ compensation or unemployment insurance benefits; (b) any vested rights under any pension, deferred compensation, or 401(k) plan; (c) any right to enforce this Agreement and (d) any right of CHAVY to indemnification or corresponding insurance coverage with respect to Claims arising out of or relating to CHAVY’s service to the Company as an officer or employee. Company and CHAVY acknowledge that CHAVY cannot waive his/her right to file a charge, testify, assist, or participate in any manner in an investigation, hearing, or proceeding under the federal civil rights laws or federal whistleblower laws.  Therefore, notwithstanding the provisions set forth herein, nothing contained in this Agreement and General Release is intended to nor shall it prohibit CHAVY from filing a charge with, or providing information to, the United States Equal Employment Opportunity Commission (“EEOC”) or other federal, state or local agency or from participating or cooperating in any investigation or proceeding conducted by the EEOC or other administrative body or governmental agency.  With respect to a Claim for employment discrimination brought to the EEOC or state/local equivalent agency enforcing civil rights laws, CHAVY waives any right to personal injunctive relief and to personal recovery, damages, and compensation of any kind payable by any Released Party with respect to the Claims released in this Agreement and General Release as set forth in herein to the fullest extent permitted by law.  This Paragraph 7 shall in all respects be subject to Paragraph 15 herein.

            8.        CHAVY affirms that he/she has not provided, either directly or indirectly, any information or assistance to any non-governmental party who may be considering or is taking legal action against the Released Parties.  CHAVY understands that if this Agreement and General Release were not signed, he/she would have the right to voluntarily provide information or assistance to any non-governmental party who may be considering or is taking legal action against the Released Parties.  CHAVY hereby waives that right and agrees that he/she will not provide any such assistance other than the assistance in an investigation or proceeding conducted by the EEOC or other federal, state or local agency, or pursuant to a valid subpoena or court order. This Paragraph 8 shall in all respects be subject to Paragraph 15 herein.

            9.        Except as provided in Paragraph 2 and Paragraph 3 herein, CHAVY acknowledges and agrees that he/she is not entitled to any other severance payments or benefits under any other severance plan, arrangement, agreement or program of the Company or its parent entities, affiliates or subsidiaries or any of their respective predecessors, successors and/or assigns.

            10.       CHAVY agrees not to disclose, either directly or indirectly, any information whatsoever regarding the existence or substance of this Agreement and General Release including specifically any of the terms of the payment hereunder; provided, however, that the foregoing shall not be construed to prevent disclosure as may be required by applicable law or regulation (including without limitation securities rules and regulations, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. This nondisclosure includes, but is not limited to, members of the media and other members of the public, but does not include an attorney, accountant, financial advisor, family member or representative whom CHAVY chooses to consult or seek advice regarding his/her consideration of and decision to execute this Agreement and General Release.  This Agreement and General Release shall not be admissible in any proceeding except to enforce the terms herein.  In response to inquiries from individuals other than an attorney, accountant, family member or representative, CHAVY shall only respond, “I have satisfactorily resolved all of my differences with the Company.”  In the event of disclosure, except pursuant to lawful court order or subpoena, the Company has the right to institute an action against CHAVY for all available relief. This Paragraph 10 shall in all respects be subject to Paragraph 15 herein.

11.       CHAVY represents that he/she has not and agrees that he/she will not communicate to any third party any defamatory or disparaging remarks, comments, or statements concerning the Company or any Released Party, their current and former officers, directors and employees, or make, solicit or cause to be made or solicited any such defamatory or disparaging comments, statements, or the like to the media or to others, subject in all respects to Paragraph 15 herein. This Section 11 does not prevent Chavy from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

            12.       CHAVY acknowledges that in connection with his/her employment, CHAVY has had access to information of a nature not generally disclosed to the public.  CHAVY agrees to keep confidential and not use or disclose to anyone, unless legally compelled to do so, Confidential and Proprietary Information.  “Confidential and Proprietary Information” includes but is not limited to all information not generally known to the public and that is treated as confidential and proprietary relating directly or indirectly to the Company’s or any Released Party’s business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists, and all other documentation, business knowledge, data, material, property and supplier lists, and developments owned, possessed or controlled by the Company or any Released Party, regardless of whether possessed or developed by CHAVY in the course of his/her employment.  Such Confidential and Proprietary Information may or may not be designated as confidential or proprietary and may be oral, written or electronic media.  CHAVY understands that such information is owned and shall continue to be owned solely by the Released Parties.  CHAVY agrees that he/she has not and will not use or disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information.  CHAVY acknowledges that he/she has complied and will continue to comply with this commitment, both as an employee and after the termination of his/her employment.  CHAVY also acknowledges his/her continuing obligations under the Company’s Business Principles and/or the Code of Conduct. This Paragraph 12 shall in all respects be subject to Paragraph 15 herein.

            13.       CHAVY acknowledges and confirms that as of the Last Day of Employment, he will have returned all company property to the Company (except the Company vehicle, which shall be subject to Paragraph 2.f), including, but not limited to, all Company Confidential and

Proprietary Information in his/her possession, regardless of the format and no matter where maintained. CHAVY also certifies that all electronic files residing or maintained on any personal computer devices (thumb drives, personal computers or otherwise) will be returned and no copies retained.  CHAVY also has returned or will return on or before the Last Date of Employment his/her identification card, work-related passwords and computer hardware and software, all paper or computer based files, business documents, and/or other Business Records or Office Documents as defined in the Company’s Document Management Program, as well as all copies thereof, credit and procurement cards, keys and any other Company supplies or equipment in his/her possession.  In addition, CHAVY confirms that any business related expenses for which he/she seeks or will seek reimbursement have been documented and submitted to the Company or will be so documented and submitted to the Company on or before the Last Day of Employment.  Finally, any amounts owed to the Company have been paid. This Paragraph 13 shall in all respects be subject to Paragraph 15 herein.

            14.       Subject to payment of the severance and other benefits payable to CHAVY under Paragraphs 2 and 3, CHAVY agrees that for a period of one year following the Last Date of Employment, he shall not (and shall not attempt to), directly or indirectly:

a.provide advice to, solicit, take away, or divert, and/or influence or attempt to influence any customers, clients, and/or patrons of the Company or any of its successors or assigns for purposes of engaging in a timeshare/vacation ownership or timeshare exchange business competitive with the Company;

b.solicit or induce any employee of the Company or any of its successors or assigns to leave the employ of the Company or any of its successors or assigns or take any action to assist any subsequent employer or any other entity in soliciting or inducing any other employee of the Company or any of its successors or assigns to leave the employ of the Company or any of its successors or assigns;

c.hire, engage or employ, or assist in the hire, engagement or employment of, any individual employed by the Company or any of its successors or assigns;

CHAVY agrees and acknowledges that the period of time of the Restrictive Covenants imposed by this Agreement is fair, and reasonable and necessary under the circumstances and is reasonably required for the protection of the Company.

            15. CHAVY also acknowledges that in the event he/she breaches any part of paragraphs 6, 7, 8, 9, 10, 11, 12, 13 or 14 herein, the damages to the Company would be irreparable.  Therefore, in addition to monetary damages and/or reasonable attorney fees, the Company shall be entitled to injunctive and/or other equitable relief in any court of competent jurisdiction to enforce the respective covenants contained in this Agreement and General Release without posting a bond.  Furthermore, CHAVY consents to the issuance of a temporary restraining order to maintain the status quo pending the outcome of any proceeding.

16. Nothing contained in this Agreement and General Release or in any other agreement between the parties or any other policies of the Company or its affiliates is intended to nor shall it limit or prohibit CHAVY, or waive any right on his/her part, to initiate or engage in communication with, respond to any inquiry from, otherwise provide information to, participate in, cooperate in, testify in, or obtain any monetary recovery from, any federal or state regulatory, self-regulatory, or enforcement agency or authority, as provided for, protected under or warranted by applicable law, in all events without notice to or consent of the Company.

           17.       CHAVY agrees to cooperate with and make himself/herself readily available to the Company, or any of its successors, assigns, Released Parties, or its or their General Counsel, as the Company may reasonably request, to assist in any matter, including giving truthful testimony in any litigation or potential litigation, over which CHAVY may have knowledge or information obtained in connection with his service to the Company as an officer or employee. The Company agrees to reimburse CHAVY for any reasonable out-of-pocket expenses incurred by CHAVY by reason of such cooperation, including travel expenses incurred at the request of the Company and any loss of salary due (based on verifiable documentation), to the extent permitted by law, and the Company will make reasonable efforts to minimize interruption and disruption of CHAVY’S life and work in connection with his cooperation in such matters as provided for in this paragraph. CHAVY acknowledges that his/her agreement to this provision is a material inducement to the Company to enter into this Agreement and General Release and to pay the consideration described in paragraph 2.

           18.       CHAVY acknowledges and agrees that in the event CHAVY has been reimbursed for business expenses, but has failed to pay his/her American Express bill related to such reimbursed expenses, the Company has the right and is hereby authorized to deduct the amount of any unpaid American Express Business Card bill from the severance payments or otherwise suspend severance payments in an amount equal to the unpaid business expenses without being in breach of this Agreement and General Release.

      19.       This Agreement and General Release is made in the State of FLORIDA and shall be interpreted under the laws of said State.  Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party.  The Company and CHAVY agree that any action between CHAVY and the Company shall be resolved exclusively in a federal or state court in FLORIDA, and the Company and CHAVY hereby consent to such jurisdiction and waive any objection to the jurisdiction of any such court. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified to be enforceable to the maximum extent permitted by law; provided, however, that if any provision cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this in full force and effect.  Upon such determination that any term or other provision of this Agreement and General Release is invalid, illegal or unenforceable, this Agreement and General Release shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable Claims through the date upon which CHAVY executes this Agreement and General Release. However, if as a result of any action initiated by CHAVY, any portion of the general release language were ruled to be unenforceable for any reason, the Company may request that CHAVY promptly return the consideration paid hereunder to the Company.

            20.      CHAVY agrees that neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.

            21.       This Agreement and General Release may not be modified, altered or changed except upon express written consent of both the Company and CHAVY wherein specific reference is made to this Agreement and General Release. CHAVY shall not assign any rights, or delegate or subcontract any obligations, under this Agreement and General Release. The Company may freely assign all rights and obligations of this Agreement and General Release to any affiliate or successor (including a purchaser of any assets of the Company).

            22.       This Agreement and General Release and the 2019 Letter Agreement set forth the entire agreement between the Company and CHAVY, and fully supersede any prior agreements or understandings not specifically referenced herein between them, with the exception of the 2006 Equity and Incentive Plan, as amended and restated, 2019, 2020, 2021 2022 and 2023 Award Agreements, any salesperson non-compete, non-solicit or confidentiality agreement, and any dispute resolution agreement between CHAVY and the Company, which agreements shall survive the termination of CHAVY’S employment in accordance with their terms as modified by this Agreement. The Released Parties are intended third-party beneficiaries of this Agreement and General Release, and this Agreement and General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Party hereunder.

23.    This Agreement and General Release may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.
24.     Any Severance payable under this Agreement and General Release shall not be paid until the first scheduled payment date following the Effective Date, with the first such payment being in an amount equal to the total amount to which CHAVY would otherwise have been entitled during the period following the Last Date of Employment if such deferral had not been required. However, any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which CHAVY would otherwise have been entitled during the period following the Last Date of Employment, if such deferral had not been required.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement and General Release providing for the payment of any amount or benefit upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement and General Release, references to a “termination,” “termination of employment” or like terms shall mean “separation from service,” and if CHAVY is deemed a “specified employee” within the meaning of Section 409A on the Last Date of Employment, then any Severance payable to CHAVY under this Agreement and General Release during the first six months and one day following the Last Date of Employment that constitutes nonqualified deferred compensation within the meaning of Section 409A shall not be paid until the date that is six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which CHAVY would otherwise have been entitled during the period following the Last Date of Employment, if such deferral had not been required.

Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this Agreement and General Release comply with the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement and General Release shall be interpreted in a manner consistent therewith.
            THE COMPANY AND CHAVY HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO SUCH AGREEMENT AND GENERAL RELEASE.  CHAVY UNDERSTANDS THAT THIS DOCUMENT SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE/SHE HAD OR MIGHT HAVE AGAINST THE COMPANY (EXCEPT AS SET FORTH ABOVE); AND HE/SHE ACKNOWLEDGES THAT HE/SHE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT.  HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH 2 ABOVE, CHAVY FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE. CHAVY AGREES THAT ANY CHANGES, MATERIAL OR IMMATERIAL TO THIS AGREEMENT AND GENERAL RELEASE, DID NOT RESTART THE SIXTY (60) DAY REVIEW PERIOD.

THEREFORE, the parties to this Agreement and General Release now voluntarily and knowingly execute this Agreement.

                        /s/ Olivier Chavy
                        OLIVIER CHAVY (WWID 680943)

Signed and sworn before me
this 13th day of February, 2024.

/s/ Jacqueline M. Fleming
Notary Public

TRAVEL + LEISURE CO.

     By: /s/ Kimberly A. Marshall
     Name: Kimberly A. Marshall
     Title: Chief Human Resources Officer